EXHIBIT 23.2

Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to options to purchase an aggregate of 20,300,000 shares of Common Stock of InvestAmerica, Inc. (the "Company") under the Company's 1999 Stock Option Plan and stock grants of an aggregate of 300,000 shares under certain Employment Agreements dated February 8, 2000 between Optica Communications Inc., a subsidiary of the Company and each of James Duncan, Lyle Kerr and Neil Wieler, and to the incorporation by reference therein of our report dated November 18, 1999, with respect to the consolidated financial statements of the Company included in its Registration Statement on Form 10-SB filed with the Securities and Exchange Commission.


BRAVERMAN & COMPANY
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March 13, 2000